EXHIBIT 10.11
August 9, 2017

Carolyn Campbell
8805 Custer Trail
Kansas City, MO 64131

Dear Carolyn:

On behalf of Novation Companies, Inc. (the “Company”), we are pleased to present this offer for you to join the Company in the position of Chief Financial Officer of the Company, and to serve as the Company’s Principal Financial Officer and Principal Accounting Officer, reporting to the Executive Chairman of the Board of Directors. We anticipate that your start date will be no later than August 14, 2017. This letter sets forth the terms of our offer regarding your compensation and other benefits.

1.Compensation.
a.Base Salary: Your base salary shall be $125,000 per annum, payable in accordance with the Company’s standard payroll practices, less applicable withholdings and deductions.
b.Bonus: You may be eligible to receive an annual bonus, which bonus shall be awarded at the discretion of the Company.
c.Equity: At the discretion of the Company, you may be eligible to participate in any equity programs of the Company, in accordance with the provisions of the programs as the same may be in effect from time to time.
2.Benefits.
a.Health Insurance: You shall be eligible to participate in the Company’s health insurance program and other Company employee benefit programs, if any, that are provided by the Company for its employees at your level in accordance with the provisions of any such plans, as the same may be in effect from time to time.
b.Vacation: You shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to executives of the Company generally, at levels commensurate with your position.
3.“At-Will” Employment. You acknowledge that you are an employee-at-will and may be terminated by the Company at any time for any legally permissible reason.
4.Payments Upon Termination Without Cause.
a.Severance: If your employment is terminated by the Company at any time for reasons other than Cause (as defined below), your death or disability, you shall be entitled to receive (i) your base salary accrued up to and including the date of termination; (ii) payment in lieu of any accrued but unused vacation time, in accordance with the Company’s vacation policy; (iii) upon submission of required documentation, payment of any unreimbursed expenses in accordance with the Company’s business reimbursement policy; (iv) up to and including the date of termination, any payments and benefits under any Company benefit plan, program or policy that you participated in during employment and paid pursuant to the terms of such plan, program or policy; and (v) a severance payment equal to three (3) months of your annual base salary, to be paid in installments in accordance with the Company’s standard payroll procedures, less applicable withholdings and deductions, provided that all such payments and benefits are subject to your execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form that the Company shall present to you. All payments under this section 4.a. shall begin to be made within sixty (60) days following termination of employment; provided, however, that if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year. For the avoidance of doubt, no severance payment will be made upon your termination for Cause, upon death, disability or upon voluntary termination by you for any reason.
b.Cause: For purposes of this letter, “Cause” for termination shall mean that you: (A) plead “guilty” or “no contest” to or you are indicted for or convicted of a felony under federal or state law or as a crime under federal or state law which involves your fraud or dishonesty; (B) in carrying out your duties, you engage in conduct that constitutes gross negligence or willful misconduct; (C) fail to reasonably perform the responsibilities of your position; (D) engage in misconduct that causes material harm to the reputation of the Company; or (E) materially breach any term of this letter or written policy of the Company; provided that for subsections (C) and (E), if the breach reasonably may be cured, you have been given at least thirty (30) days after the receipt of written notice of such breach from the Company to cure such breach.
5.Confidentiality. As a condition of your employment, you will be required to sign and comply with any Company confidentiality agreements or other similar agreements provided to you by the Company.
By accepting the Company’s offer of employment, you represent that your acceptance of the offer does not, and will not cause you to violate any current contract or commitment, and it is a condition of your employment that there are no constraints on your ability to fully perform the duties of the position offered. This offer letter comprises the entire description of your compensation, and fully supersedes any and all prior discussions, documents, promises, agreements, letters, and memoranda regarding this subject matter.

We look forward to working with you. Please call me with any questions or comments you may have.

Very truly yours,

Novation Companies, Inc.

_/s/ Rodney E. Schwatken_________
Rodney E. Schwatken
Chief Executive Officer

AGREED AND ACCEPTED:

By:    _/s/ Carolyn Campbell______
Carolyn Campbell